Exhibit 23.3

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We have issued our reports dated March 16, 2015, with respect to the combined financial statements and internal control over financial reporting of Teucrium Commodity Trust and the financial statements and internal control over financial reporting of Teucrium Soybean Fund included in the Annual Report on Form 10-K of Teucrium Commodity Trust for the year ended December 31, 2014. We hereby consent to the incorporation by reference of said reports in the Registration Statement of Teucrium Commodity Trust on Form S-1 (File No. 333-196210), and to the use of our name as it appears under the caption “Experts” in the prospectus in this Registration Statement.

/s/ GRANT THORNTON LLP

New York, New York

April 13, 2015